Exhibit 3.03
ARTICLES OF MERGER
merging
NetREIT
a California corporation
with and into
NetREIT, INC.
a Maryland corporation
NetREIT, a California corporation (the “Merging Corporation”) and NetREIT, Inc., a Maryland corporation (the “Surviving Corporation”), hereby certify to the State Department of Assessments and Taxation of Maryland that:
FIRST: Merging Corporation and Surviving Corporation agree that Merging Corporation shall be merged with and into Surviving Corporation, which shall continue under the name of NetREIT, Inc., a Maryland corporation (the “Merger”). The names of the corporations included in the merger are as set forth above. Surviving Corporation was incorporated under the general laws of the State of Maryland on June 1, 2010. Merging Corporation was incorporated under the general laws of the State of California on January 28, 1999.
SECOND: The address of Surviving Corporation’s principal office in the State of Maryland is c/o HIQ Maryland Corporation, 715 St. Paul Street, Baltimore, Maryland 21202. Merging Corporation owns no interest in land in the State of Maryland, the title to which could be affected by the recording of an instrument among the land records.
THIRD: The terms and conditions of the merger set forth in these Articles of Merger were advised, authorized, and approved by Surviving Corporation in the manner and by the vote required by its charter and the general laws of the State of Maryland. The manner in which the merger was approved is set forth below.
FOURTH: The merger was duly advised by the board of directors of the Surviving Corporation in the following manner: The board of directors of Surviving Corporation adopted resolutions declaring that the merger of Merging Corporation into the Surviving Corporation is advisable in the form and upon the terms and conditions set forth in these articles of merger, and directing that the proposed merger be submitted to the stockholders for consideration and approval. The resolutions of the board of directors were lawfully adopted by a written consent signed by the sole director of Surviving Corporation.
The merger was duly advised by the board of directors of Merging Corporation in the following manner: The board of directors of Merging Corporation adopted resolutions declaring that the merger of Merging Corporation into Surviving Corporation is advisable in the form and upon the terms and conditions set forth in these articles of merger, and directing that the proposed merger be submitted to the shareholders for consideration and approval. The resolutions of the board of directors were lawfully adopted by a written consent signed by all of the directors of Merging Corporation and at a duly called meeting of the directors of the Merging Corporation in accordance with its charter, bylaws and California law.

FIFTH: The merger was duly approved by the stockholders of Surviving Corporation in the following manner: The sole stockholder of Surviving Corporation approved the merger, in the form and upon the terms and conditions set forth in these articles of merger, by written consent.
The merger was duly approved by the shareholders of Merging Corporation in the following manner: The shareholders of Merging Corporation approved the merger, in the form and upon the terms and conditions set forth in these articles of merger, at a duly called meeting of the shareholders of the Merging Corporation in accordance with its articles of incorporation, bylaws and California law.
SIXTH: The total number of shares of stock which each of the corporations party to these articles of merger has authority to issue, the number and par value of the shares of each class, and the aggregate par value of those shares of stock, are as follows:
(a) Merging Corporation has authorized 110,001,000 shares of capital stock, consisting of 100,001,000 shares of common stock, with no par value, and 10,000,000 shares of preferred stock, with no par value. The shares of common stock are further designated as follows: (i) 100,000,000 shares of Series A Common Stock, with no par value, and (ii) 1,000 shares of Series B Common Stock, with no par value. 1,035,000 shares of preferred stock are further designated as follows: (iii) 35,000 shares of Series A Preferred Stock, with no par value, and (iv) 1,000,000 shares of Series AA Preferred Stock, with no par value. The aggregate par value for the Merging Corporation’s capital stock is $0.
(b) Surviving Corporation has authorized 110,001,000 shares of capital stock, consisting of 100,001,000 shares of common stock, $0.01 par value per share for an aggregate par value of $1,000,010, and 10,000,000 shares of preferred stock, $0.01 par value per share for an aggregate par value of $100,000. The shares of common stock are further designated as follows: (i) 100,000,000 shares of Series A Common Stock, $0.01 par value per share for an aggregate par value of $1,000,000, and (ii) 1,000 shares of Series B Common Stock, $0.01 par value per share with an aggregate par value of $10.00. 1,000,000 shares of the preferred stock are further designated as Series AA Preferred Stock, $0.01 par value per share with an aggregate par value of $10,000. The remaining 9,000,000 shares of preferred stock have an aggregate par value of $90,000.
SEVENTH: The manner and basis of converting or exchanging outstanding capital stock of the Merging Corporation into capital stock of the Surviving Corporation shall be as follows:
(a) Every share of the outstanding Series A Common Stock of the Merging Corporation shall be converted into a share of Series A Common Stock of the Surviving Corporation.

(b) Every share of the outstanding Series AA Preferred Stock of the Merging Corporation shall be converted into a share of Series AA Preferred Stock of the Surviving Corporation.
(c) Merging Corporation has no Series B Common Stock or Series A Preferred Stock issued and outstanding.
EIGHTH: The charter of the Surviving Corporation will not be amended as a result of the Merger.
NINTH: Upon effecting the Merger, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind, nature, and description of Merging Corporation shall be transferred to, vested in, and devolved upon Surviving Corporation without further act or deed, and all property, rights, and every other interest of Merging Corporation and Surviving Corporation shall be as effectively the property of the Surviving Corporation as they were of Merging Corporation and Surviving Corporation, respectively. All rights of creditors of Merging Corporation and all liens upon any property of Merging Corporation shall be preserved unimpaired, and all debts, liabilities and duties of Merging Corporation shall attach to Surviving Corporation and may be enforced against Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred or contracted by Surviving Corporation.
TENTH: The effective time of the merger shall be 11:59 p.m. on August 4, 2010.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, as of this 4th day of August, 2010, Merging Corporation has caused these articles of merger to be executed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, and Surviving Corporation has caused these articles of merger to be executed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, and the President of Merging Corporation and the President of Surviving Corporation acknowledge that these articles of merger are the act of the party on whose behalf such individual is executing these articles of merger, and the President of Merging Corporation and the President of Surviving Corporation further acknowledge that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

WITNESS/ATTEST:		MERGING CORPORATION:

NetREIT
a California corporation

/s/ Kathryn Richman		/s/ Jack K. Heilbron

Name:	Kathryn Richman	Name:	Jack K. Heilbron
Title:	Secretary	Title:	President and CEO

WITNESS/ATTEST:		SURVIVING CORPORATION:

NetREIT, Inc.
a Maryland corporation

/s/ Kathryn Richman		/s/ Jack K. Heilbron

Name:	Kathryn Richman	Name:	Jack K. Heilbron
Title:	Secretary	Title:	President and CEO

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